Exhibit 99.9

Execution Version

DATED 8 May 2017

CHINA HUARONG INTERNATIONAL HOLDINGS LIMITED

as Investor

and

SUN WISE ORIENTED (HK) CO., LIMITED

as Ordinary Shareholder

and

SUN WISE (UK) CO., LTD

as Company

and

MR. WANG YONGHONG

INVESTMENT AGREEMENT

IN RELATION TO

SUN WISE (UK) CO., LTD

SIDLEY AUSTIN

LEVEL 39

TWO INT’L FINANCE CENTRE

8 FINANCE STREET

CENTRAL, HONG KONG

Tel: (852) 2509 7888

Fax: (852) 2509 3110

Founded 1866

THIS INVESTMENT AGREEMENT is made on 8 May 2017

BETWEEN:

(1)	CHINA HUARONG INTERNATIONAL HOLDINGS LIMITED , a company incorporated under the laws of Hong Kong (company number 1845699) whose registered office is at China Huarong Tower, 60 Gloucester Road, Wanchai, Hong Kong (the “Investor”);

(2)	SUN WISE ORIENTED (HK) CO., LIMITED , a company incorporated under the laws of Hong Kong (company number 2318510) whose registered office is at Unit 1904, 19/F., Podium Plaza, 5 Hanoi Road, Tsim Sha Tsui, Kowloon, Hong Kong (the “Ordinary Shareholder”);

(3)	SUN WISE (UK) CO., LTD, a private limited company incorporated under the laws of England and Wales with registration number 10662894 and whose business address is at 60 Strand, London, United Kingdom, WC2N 5LR (the “Company”);

(4)	MR. WANG YONGHONG , holder of PRC passport (no. E04014767) whose residential address is at 2 1204 (“Mr. Wang”).

WHEREAS:

(A)	As at the date of this Agreement, the Company has an issued share capital of GBP100 divided into 100 Ordinary Shares which have been issued to the Ordinary Shareholder as fully paid up. Mr. Wang is the ultimate beneficial owner of the Company.

(B)	PAG wishes to invest in the Company and, in connection therewith, the Company has agreed to borrow from PAG, and PAG has agreed to grant to the Company, a US$150,000,000 loan facility upon and subject to the terms and conditions of the PAG Facility Agreement.

(C)	The Investor wishes, subject to PAG Facility Utilisation, to invest in the Company and, in connection therewith, the Company has agreed to allot and issue to the Investor, and the Investor has agreed to subscribe for, the Subscription Shares upon and subject to the terms and conditions of this Agreement.

IT IS AGREED as follows:

1.	Definitions and Interpretation

1.1	Definitions

In this Agreement (including the Recitals), where the context so admits, the following words and expressions shall have the following meanings:

“Acquisition Documents” means the documents entered into by the relevant parties in relation to the acquisition of 21% equity interest in SeaWorld;

“Affiliate” means with respect to a person, any of such other persons described as follows:

(a)	if such person is an individual, such person’s parents, spouse, children, siblings and any other person(s) cohabiting as a spouse of such person; and

(b)	if such person is an entity,

(i)	such person’s subsidiaries, holding companies and the fellow subsidiaries of any such holding companies;

(ii)	the trustees, acting in their capacity as such trustees, of any trust of which such person is a beneficiary or, in the case of a discretionary trust, is (to such person’s knowledge) a discretionary object; and

(iii)	any other person in the equity capital of which (A) such person, (B) such other persons referred to in (b)(i) above, and/or (C) any of the trustees referred to in (b)(ii) above, acting in their capacity as such trustees, taken together are directly or indirectly interested so as to exercise or control the exercise of 30% or more of the voting power at general meetings, or to control the composition of a majority of the board of directors and any other person which is its subsidiary;

“Applicable Law” means, in respect of any Person, any laws, rules, regulations, directives, decrees, treaties, or orders of any Authority, that are applicable to and binding on such person;

“Authorities” means any governments, courts, arbitral tribunals, governmental, regulatory or official authorities, departments or agencies of any governments, statutory or regulatory bodies, stock exchanges whether in the United Kingdom, Hong Kong, the PRC or elsewhere and “Authority” means any one of them;

“Board” means the board of directors of the Company from time to time;

“Business Day” means a day on which commercial banks are open for business in the United Kingdom and Hong Kong (excluding Saturdays, Sundays, public holidays in the United Kingdom or Hong Kong and any weekday on which Typhoon Signal No. 8 or higher is hoisted or a black rain storm warning is given in Hong Kong at any time during 9:00 a.m. to 5:00 p.m.);

“Cash Account HK” means the bank account with the following information:

Bank Account Name: SUN WISE ORIENTED (HK) Co., Limited

Bank Name: Wing Lung Bank Limited

Bank Address: 45 Des Voeux Road, Central, Hong Kong

Bank Swift Code: WUBAHKHH

Bank Code: 020

USD CURRENT ACCOUNT NO.:

601-016-06276

“Cash Account UK” has the meaning given to it in Clause 7.7;

“Cash Accounts” means the Cash Account HK and the Cash Account UK;

“Cash Top-Up Date” has the meaning given to it in Clause 10.2.1;

“Cash Top-Up Notice” has the meaning given to it in Clause 10.2.1;

“Claim” has the meaning given to it in Clause 6.6.1;

“Companies Ordinance” means the Companies Ordinance (Chapter 622) of the Laws of Hong Kong;

“Completion” means completion of subscription of the Subscription Shares pursuant to Clause 5;

“Completion Date” means the date falling the first (1st) Business Day following the satisfaction (or waiver, if applicable) of all the Conditions other than those Conditions which, by their terms, are to be satisfied on such date (or such other date as may be agreed between the Parties in writing);

“Condition” means a condition set out in Clause 4 and “Conditions” means all those conditions;

“Confidential Information” has the meaning given to it in Clause 11.1;

“Consideration” means the amount to be paid by the Investor to the Company for subscription of the Subscription Shares as specified against its name in Schedule 1;

“control” means (a) the ownership or control (directly or indirectly) of more than 50% of the voting share capital of the relevant entity; or (b) the ability to direct the casting of more than 50% of the votes exercisable at general meetings of the relevant entity on all, or substantially all, matters; or (c) the right to appoint or remove directors of the relevant entity holding a majority of the voting rights at meetings of the board on all, or substantially all, matters; or (d) the ability to direct the decisions or the management and the day-to-day operations of the relevant entity;

“Court” has the meaning given to it in Clause 15.7.3;

“Custodian” means Citibank N.A.;

“Director” means director of the Company from time to time;

“Discharge Time” means the point in time at which all the claims by the Investor against the other parties under the Transaction Documents have been fully satisfied as determined by the Investor;

“Dispute” has the meaning given to it in Clause 15.2.1;

“Encumbrance” means any claim, charge, mortgage, security, lien, power of sale, hypothecation or other third party rights, retention of title, right of pre-emption, right of first refusal or security interest of any kind;

“Existing Notes” means the HK$1,083,333,334 notes due 2018 issued by Joyful Wellness Limited to FULLGOAL CHINA ACCESS RQFII FUND SPC;

“GBP” means the British pound sterling, the official currency of the United Kingdom;

“Grantee” has the meaning given to it in Clause 9.1;

“Grantor(s)” has the meaning given to it in Clause 9.1;

“Group” means the Company and its subsidiaries and investees from time to time, the holding companies of the Company and the subsidiaries of such holding companies, and “member of the Group” and “Group Company” shall be construed accordingly;

“HK$” or “HK Dollar” means Hong Kong dollar, the lawful currency of Hong Kong;

“HKIAC” has the meaning given to it in Clause 15.4.2;

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China;

“Indemnified Person” has the meaning given to it in Clause 6.6.1;

“Inter-creditor Deed” means the inter-creditor deed between the Company, Zhonghong Zhuoye, Mr. Wang, PAG, the Investor and the Security Agent;

“Investor Director(s)” has the meaning given to it in Clause 8.4.1;

“Long Stop Date” means a date falling ten (10) Business Days after the date of this Agreement or such other date as may be agreed among the Parties in writing;

“Loss” has the meaning given to it in Clause 6.6.1;

“Material Adverse Change” means in relation to any company, any event, matter, fact, circumstance or change that would be (or could reasonably be expected to be) materially adverse to the business, operations, prospects, assets, liabilities or financial conditions of such company;

“NYSE” means The New York Stock Exchange;

“Ordinance” has the meaning given to it in Clause 15.7;

“Ordinary Share(s)” means ordinary shares in the capital of the Company;

“PAG” means PA Eminent Opportunity VI Limited, a BVI business company incorporated under the laws of the British Virgin Islands with registered number 1940944 and whose registered office is at Commence Chambers, P.O. Box 2208, Road Town, Tortola, British Virgin Islands;

“PAG Facility Agreement” means the US$150,000,000 facility agreement entered into between the Company as borrower, the Ordinary Shareholder as guarantor and PAG as lender on or about the date of this Agreement, providing for the making of a term loan facility of US$150,000,000 to the Company by PAG (as amended, modified, restated and/or supplemented from time to time);

“PAG Facility Documents” means the PAG Facility Agreement and all documentation (including without limitation security and guarantee documents) in relation to or in connection with the PAG Facility Agreement (as amended, modified, restated and/or supplemented from time to time);

“PAG Facility Utilisation” means full utilisation or drawdown of the facility pursuant to the terms of the PAG Facility Agreement;

“Parties” means the named parties to this Agreement and their respective successors, assigns and legal personal representatives and “Party” means any one of them;

“PRC” means the People’s Republic of China excluding, for the purposes of this Agreement, Hong Kong, the Macau Special Administrative Region of the People’s Republic of China and Taiwan (Republic of China);

“Preferred Shares” means the Class B redeemable preferred shares in the share capital of the Company, having the rights, preferences and privileges as substantially set out in Schedule 3;

“Put Option” has the meaning given to it in Clause 9.1;

“Put Option Completion” has the meaning given to it in Clause 9.4.1;

“Put Option Notice” has the meaning given to it in Clause 9.3.1;

“Put Option Sale Price” has the meaning given to it in Clause 9.2;

“Put Option Shares” has the meaning given to it in Clause 9.1;

“Relevant Securities” means shares or other equity securities acquired or owned by or on behalf of any Group Company or in respect of which an Encumbrance has been granted to or created in favour of any Group Company from time to time;

“Representative” means, with respect to a particular person, any director, officer, employee, agent, adviser or Affiliates;

“Restated Articles” has the meaning given to it in Clause 4.1.3;

“Rules” has the meaning given to it in Clause 15.4.2;

“SeaWorld” means SeaWorld Entertainment, Inc, a Delaware corporation the shares of which are listed on the NYSE (NYSE:SEAS);

“Seaworld Share Charge” means a share charge to be executed and delivered by the Company in favour of the Security Agent in respect of all SeaWorld Shares held or to be held by the Company;

“Seaworld Shares” means shares in the capital of SeaWorld;

“Securities Account” means the bank account in the name of the Company held with Citibank with the account number specified in the relevant Security Documents or any other bank account subject to, and falling with the definition of “Custodian Account” in, the relevant Security Documents;

“Security Agent” means Lord Central Opportunity V Limited, a BVI business company incorporated under the laws of the British Virgin Islands with registered number 1931378 and whose registered office is at Commence Chambers, P.O. Box 2208, Road Town, Tortola, British Virgin Islands;

“Security Documents” means:

(a)	the SeaWorld Share Charge;

(b)	a custody and control agreement between the Company, the Security Agent and the Custodian;

(c)	a custodian account agreement between the Company and Custodian;

(d)	a share charge to be executed and delivered by in favour of the Investor in respect of 69.889% equity interest in ;

(e)	a deed of guarantee to be given by Zhonghong Zhuoye in favour of the Investor;

(f)	a deed of guarantee to be given by Mr. Wang in favour of the Investor;

(g)	the Inter-creditor Deed; and

(h)	such other security document(s) designated by the Investor as such.

“Subscription Shares” means the Preferred Shares to be subscribed by the Investor under this Agreement and set out against its name in Schedule 1;

“Sun Wise UK Share Charge” means a share charge dated 5 May 2017 and delivered by the Ordinary Shareholder in favour of Fullgoal China Access RQFII Fund SPC in respect of the entire issued share capital of the Company held by the Ordinary Shareholder;

“Surviving Provisions” means Clauses 1, 6.6, 9, 12, 13.1, 13.2, 13.3, 13.4, 13.5, 13.6, 13.7, 13.11, 14 and 15;

“Top-Up Cash” has the meaning given to it in Clause 10.2.1;

“Transaction Documents” means:

(a)	this Agreement;

(b)	the Security Documents;

(c)	the articles of association of the Company (as amended, restated, replaced or supplemented by the Restated Articles or from time to time);

(d)	the letter between PAG and the Investor in connection with the Inter-creditor Deed; and

(e)	such other document(s) designated by the Investor as such;

“Tribunal” has the meaning given to it in Clause 15.4.4;

“US$” or “US Dollar” means United States dollar, the lawful currency of the United States of America;

“Warranties” means the representations and warranties given by the Ordinary Shareholder and the Company pursuant to Clause 6 and Schedule 4 and “Warranty” means any one of them; and

“Zhonghong Zhuoye” means Zhonghong Zhuoye Group Co. Ltd. ( ), a company established under the laws of the PRC and whose business address at 2015-431 Cyberport Building, High-tech Street 258, High-tech Industrial Development Zone (New Urban Area), Urumqi, Xinjiang, China ( ( ) 258 2015-431 ).

1.2	Modification, etc. of Legislation

Any references, express or implied, to statutes or statutory provisions shall be construed as references to those statutes or provisions as respectively amended or re- enacted or as their application is modified from time to time by other provisions (whether before or after the date of this Agreement) and shall include any statutes or provisions of which they are re-enactments (whether with or without modification) and any orders, regulations, instruments or other subordinate legislation under the relevant statute or statutory provision.

1.3	Clauses, Schedules, etc.

References in this Agreement to Clauses and Schedules are to clauses in, and schedules to, this Agreement (unless the context otherwise requires). The Recitals and Schedules to this Agreement shall be deemed to form part of this Agreement.

1.4	Headings

Headings are inserted for convenience only and shall not affect the construction of this Agreement.

1.5	Subsidiary and Holding Company

In this Agreement, the expression “subsidiary” and “holding company” shall have the same meanings as their respective definitions in the Companies Ordinance provided that any reference therein to a company shall be deemed to include a reference to a body corporate incorporated or established outside Hong Kong or under any other statutory provisions.

1.6	Persons

References to:

1.6.1	“persons” shall include natural person, bodies corporate, unincorporated associations and partnerships (whether or not having separate legal personality);

1.6.2	“month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; and

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

1.6.3	the word “including” shall be deemed to be followed by “without limitation” or “but not limited to” whether or not they are followed by such phrases or words of like import.

1.7	Writing

References to “writing” or “written” shall include any methods of producing or reproducing words in a legible and non-transitory form but, for the avoidance of doubt, shall not include e-mail.

1.8	Gender

The masculine gender shall include the feminine and neuter and the singular number shall include the plural and vice versa.

1.9	Construction of Certain References

1.9.1	In construing this Agreement:

(a)	the rule known as the ejusdem generis rule shall not apply and, accordingly, general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things; and

(b)	general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words.

1.9.2	This Agreement may not be construed adversely to a Party only because that Party was responsible for preparing it.

1.10	Business Day

Where under this Agreement the day on which any act, matter or thing is to be done is a day other than a Business Day, such act, matter or thing shall be done on the immediately succeeding Business Day.

1.11	Agreed Form

A reference to a document being in the “agreed form” means, in relation to any document, the form of that document which has been initialled for the purpose of identification by or on behalf of the Company and the Investors.

2.	Subscription

Subject to the terms and conditions of this Agreement, the Company shall allot and issue, and the Investor shall subscribe for, the Subscription Shares, fully paid and free from all Encumbrances whatsoever and together with all rights attaching or accruing to them at Completion.

3.	Consideration and Use of Proceeds

3.1	Consideration

The Consideration shall be paid by the Investor in accordance with Clause 5.2.2, the payment in such manner of which shall constitute a good and full discharge of all the Investor’s obligations to pay the Consideration under this Agreement.

3.2	Use of Consideration

The Company shall apply the Consideration solely for the purpose of paying the consideration for the acquisition of SeaWorld Shares, representing approximately 21% equity interest in SeaWorld, by the Company from Blackstone Group or its subsidiary.

4.	Conditions

4.1	Conditions Precedent

Completion is conditional upon the satisfaction (or waiver, if applicable) of the following Conditions:

4.1.1	the Investor having obtained all required consents/approvals (if any, including its board and shareholders’ approvals and its or its shareholders’ investment committee’s approval where applicable) to enter into the Transaction Documents and the transactions contemplated therein;

4.1.2	the Investor having received legal opinions issued by the relevant legal counsels in respect of the Transaction Documents and the transactions contemplated thereunder in form and substance satisfactory to the Investor;

4.1.3	the articles of association of the Company having been duly and effectively amended and restated to, amongst others, incorporate the terms of the

Preferred Shares as substantially set out in Schedule 3 and the changes introduced by PAG and adopted by the Company, in form and substance satisfactory to the Investor (such restated articles of association, the “Restated Articles”) and the Restated Articles taking effect prior to Completion and remaining in full force and effect as at Completion;

4.1.4	(i) the Investor having received a copy of the PAG Facility Documents, certified as true by a director of the Ordinary Shareholder, and (ii) the PAG Facility Utilisation having occurred prior to Completion or simultaneously with Completion;

4.1.5	there having been no Material Adverse Change in relation to the Group on or prior to Completion;

4.1.6	there having been no breach of any Warranties on or prior to Completion;

4.1.7	all licences, consents, authorisations, orders, grants, confirmations, permissions, registrations and other approvals, whether from any existing or future creditor, third party, Authority or otherwise, necessary or desirable for or in respect of the proposed allotment and issuance of the Subscription Shares to the Investor or the creation of the security pursuant to the Security Documents or any other transaction contemplated under the Transaction Documents having been obtained;

4.1.8	(i) the Investor having received a copy of all the documents in connection with the Existing Notes, certified as true by a director of Joyful Wellness Limited , and (ii) the Ordinary Shareholder having injected the full amount of the proceeds of the Existing Notes, being HK$1,083,333,334, into the Company by way of subscription of new 100 Ordinary Shares, the Company having allotted and issued new 100 Ordinary Shares prior to Completion;

4.1.9	the Investor having received a copy of the constitutional documents and statutory registers (including the register of members, register of directors and register of charges) of each of the parties to the Transaction Documents (other than the Investor), the Group Companies and the passport of Mr. Wang, certified by a director of the relevant party or relevant member of the Group;

4.1.10	the Investor having received copies of the duly executed Acquisition Documents together with an original certificate signed by a director of the Company certifying that the copies are true, correct and complete copies of the executed Acquisition Documents; and

4.1.11	each of the Security Documents, in form and substance satisfactory to the Investor, having been duly executed by the parties thereto (other than the Investor).

4.2	Responsibility for Satisfaction

4.2.1	The Investor shall use best endeavours to ensure the satisfaction of the Conditions set out in Clauses 4.1.1 and 4.1.2 as soon as possible and, in any event, before the Long Stop Date.

4.2.2	The Ordinary Shareholder, the Company and Mr. Wang shall use best endeavours to ensure the satisfaction of the Conditions set out in Clauses 4.1.3 to 4.1.9 as soon as possible and, in any event, before the Long Stop Date.

4.3	Non-Satisfaction or Waiver

4.3.1	The Investor may at any time waive in whole or in part and conditionally or unconditionally any of the Conditions (other the Conditions set out in Clauses 4.1.1 and 4.1.2) by notice in writing to the other Parties.

4.3.2	If the Conditions are not satisfied or waived (as the case may be) on or before the Long Stop Date, this Agreement shall lapse, provided however that (a) the Surviving Provisions shall continue in force following the lapse of this Agreement; and (b) the lapse of this Agreement shall be without prejudice to the rights and liabilities of any Party accrued prior to such lapse.

5.	Completion

5.1	Date and Place

Subject to Clause 4, Completion shall take place at 11:00 a.m. (Hong Kong time) on the Completion Date at the office of the Investor (or such other date, time and place as the Parties may agree in writing) when all (but not some only) of the events described in this Clause 5 shall occur.

5.2	Completion Obligations

At Completion:

5.2.1	the Company shall deliver to the Investor or cause to be delivered to the Investor:

(a)	a copy of the board and shareholder resolutions of the Company approving, among others, (i) the execution, delivery and performance of the Transaction Documents to which it is a party, (ii) the allotment and issue of the Subscription Shares to the Investor, (iii) the resignation of all the existing directors of the Company, and (iv) the appointment of such number of Investor Director(s) as may be determined by the Investor, duly passed on or immediately prior to Completion, certified as true by a director of the Company;

(b)	a copy of the board resolutions of the Ordinary Shareholder approving, among others, (i) the execution, delivery and performance of the Transaction Documents to which it is a party, and (ii) authorising a person designated by the Investor as a co-signatory to the Cash Account HK, duly passed on or immediately prior to Completion, certified as true by a director of the Ordinary Shareholder;

(c)	a copy of the board resolutions of Zhonghong Zhuoye approving, among others, the execution, delivery and performance of the Transaction Documents to which it is a party, certified as true by a director of the Ordinary Shareholder;

(d)	a copy of the board and shareholder resolutions of approving, among others, the execution, delivery and performance of the Transaction Documents to which it is a party, certified as true by a director of the Ordinary Shareholder;

(e)	a copy of the shareholder resolutions of the Company approving the adoption and filing of the Restated Articles duly passed on or prior to Completion, certified as true by a director of the Company;

(f)	original share certificate(s) of the Company issued to the Investor in respect of the Subscription Shares;

(g)	a copy of the resignation letter duly signed by the outgoing director(s) of the Company, certified as true by a director of the Company, confirming that he or she has no claims against the Company, whether for compensation, remuneration, severance payments, expenses, damages or otherwise;

(h)	a copy of the Company’s register of members as of the Completion Date, updated to show the Investor as holder of the Subscription Shares, certified as true by a director of the Company;

(i)	a copy of the register of directors of the Company as of the Completion Date, updated to show the Investor Director(s) appointed as director(s), certified as true by another director of the Company;

(j)	each of the Security Documents, in form and substance satisfactory to the Investor, duly executed by the parties thereto (other than the Investor); and

(k)	a written confirmation to the Investor that each of the Conditions (other than the Conditions set out in Clauses 4.1.1 and 4.1.2) has been satisfied.

5.2.2	against compliance with the provisions of Clause 5.2.1, the Investor shall:

(a)	deliver to the Company, its application for the Subscription Shares duly executed by the Investor; and

(b)	pay the Consideration by wire transfer of immediately available funds to the Cash Account HK.

6.	Warranties

6.1	Warranties of the Company

The Company represents, warrants and undertakes to and with the Investor that each of the following statements is at the date of this Agreement, and will at Completion (as if such statements were repeated as at Completion by reference to the facts and circumstances then existing) be, true and accurate and not misleading:

6.1.1	each member of the Group is a company duly incorporated and validly existing under the laws of its jurisdiction of incorporation;

6.1.2	all of the details relating to the Group Companies shown in this Agreement are and on Completion will be true and accurate and not misleading;

6.1.3	it or the relevant member of the Group has the legal right and full power and authority to enter into and perform this Agreement and any other Transaction Documents to which it is a party, which when executed will constitute valid and binding obligations on it, in accordance with their respective terms;

6.1.4	the execution, delivery and performance of this Agreement and any other Transaction Documents to which it or the relevant member of the Group is a party has been or will on Completion be duly authorised and approved by all necessary corporate action;

6.1.5	the execution and delivery of, and the performance by it or the relevant member of the Group of, this Agreement and any other Transaction Documents to which it is a party will not (a) result in a breach (i) of any provision of its memorandum or articles of association or equivalent constitutional documents; or, (ii) in any material respect, of any Applicable Law; and (b) require any consent or approval of any Authority; and

6.1.6	subject to the adoption of the Restated Articles, each member of the Group has obtained all licences, consents, authorisations, orders, grants, confirmations, permissions, registrations and other approvals, whether from any creditor, third party, Authority or otherwise, necessary or desirable for or in respect of the proposed allotment and issuance of the Subscription Shares to the Investor or the creation of the security pursuant to the Security Documents or any other transaction contemplated under the Transaction Documents, including without limitation any consent or approval which may be required pursuant to the terms of the Existing Notes and the documents relating to the Existing Notes.

6.2	Warranties of the Investor

The Investor represents, warrants and undertakes to and with the Company, the Ordinary Shareholder and Mr. Wang that each of the following statements is at the date of this Agreement, and will at Completion (as if such statements were repeated as at Completion by reference to the facts and circumstances then existing) be, true and accurate and not misleading:

6.2.1	it is a company incorporated and validly existing under the laws of its jurisdiction of incorporation;

6.2.2	it has the legal right and full power and authority to enter into and perform this Agreement and any other Transaction Documents to which it is a party, which when executed will constitute valid and binding obligations on it, in accordance with their respective terms;

6.2.3	the execution, delivery and performance of this Agreement and any other Transaction Documents to which it is a party has been or will on Completion be duly authorised and approved by all necessary corporate action; and

6.2.4	the execution and delivery of, and the performance by it of, this Agreement and any other Transaction Documents to which it is a party will not (a) result in a breach (i) of any provision of its memorandum or articles of association or equivalent constitutional documents; or (ii) in any material respect, of any Applicable Law and (b) require any consent or approval of any Authority.

6.3	Warranties of the Ordinary Shareholder

The Ordinary Shareholder represents, warrants and undertakes to and with the Investor that each of the following statements is at the date of this Agreement, and will at Completion (as if such statements were repeated as at Completion by reference to the facts and circumstances then existing) be, true and accurate and not misleading:

6.3.1	it is a company incorporated and validly existing under the laws of its jurisdiction of incorporation;

6.3.2	it has the legal right and full power and authority to enter into and perform this Agreement and any other Transaction Documents to which it is a party, which when executed will constitute valid and binding obligations on it, in accordance with their respective terms;

6.3.3	the execution, delivery and performance of this Agreement and any other Transaction Documents to which it is a party has been or will on Completion be duly authorised and approved by all necessary corporate action;

6.3.4	the execution and delivery of, and the performance by it of, this Agreement and any other Transaction Documents to which it is a party will not (a) result in a breach (i) of any provision of its memorandum or articles of association or equivalent constitutional documents; or (ii) in any material respect, of any Applicable Law and (b) require any consent or approval of any Authority; and

6.3.5	it has obtained all licences, consents, authorisations, orders, grants, confirmations, permissions, registrations and other approvals, whether from any Authority or otherwise, necessary or desirable for or in respect of the transactions contemplated under the Transaction Documents.

6.4	Warranties of Mr. Wang

Mr. Wang represents, warrants and undertakes to and with the Investor that each of the following statements is at the date of this Agreement, and will at Completion (as if such statements were repeated as at Completion by reference to the facts and circumstances then existing) be, true and accurate and not misleading:

6.4.1	he is the sole ultimate beneficial owner of the Company;

6.4.2	he has full power and capacity to enter into and perform this Agreement and any other Transaction Documents to which he is a party, which when executed will constitute valid and binding obligations on him, in accordance with their respective terms;

6.4.3	the execution and delivery of, and the performance by him of, this Agreement and any other Transaction Documents to which he is a party will not (a) result in a breach in any material respect of any Applicable Law and (b) require any consent or approval of any Authority.

6.5	Further Warranties

6.5.1	The Company, the Ordinary Shareholder and Mr. Wang further, jointly and severally, represent, warrant and undertake to and with the Investor that the statements set out in Schedule 4 are as at the date of this Agreement and will, at Completion (as if such statements were repeated as at Completion by reference to the facts and circumstances then existing) be, true and accurate and not misleading in all respects.

6.5.2	The Company, the Ordinary Shareholder and Mr. Wang further, jointly and severally, provide to the Investor the representations, warranties and undertakings set out in the PAG Facility Documents as though they were set out in full in this Agreement, except that references to PAG will be construed as references to the Investor.

6.6	Indemnity

6.6.1	The commitment of the Investor under this Agreement is being made on the basis of the representations and warranties and undertakings of the Company, and the Ordinary Shareholder and Mr. Wang in this Agreement with the intention that such representations and warranties shall remain true and accurate in all respects up to and including the Completion Date, and each of the Company, and the Ordinary Shareholder and Mr. Wang undertakes to pay the Investor on demand an amount which on an after tax basis is equal to any liability, damages, cost, claim, loss or expense (including, without limitation, legal fees, costs and expenses) (a “Loss”) incurred by the Investor, the relevant member of the Group, their respective affiliates or any person who controls any of them or any of their respective directors, officers, employees or agents (each an “Indemnified Person”) in respect of or in connection with:

(a)	any breach or alleged breach of any of the representations, warranties or undertakings contained in, or deemed to be made pursuant to, the Transaction Documents; or

(b)	the failure or alleged failure by the Company, the Ordinary Shareholder or any of their respective directors or officers or Mr. Wang to perform any of their respective obligations under the Transaction Documents;

(c)	the failure or alleged failure by the Company, the Ordinary Shareholder or any of their respective directors or officers or Mr. Wang to comply with any requirements of statute or regulation or obtain the relevant approval or consent in relation to the allotment and issue of the Subscription Shares to the Investor, the creation of the security pursuant to the Security Documents or any other transaction contemplated under the Transaction Documents.

Loss shall include (without limitation) all Losses which an Indemnified Person may incur in investigating, preparing, disputing or defending, or providing evidence in connection with, any litigation, claim, action, proceeding, investigation, demand, judgment or award (each a “Claim”) (whether or not the Indemnified Person is an actual or potential party to such Claim) or in establishing any Claim or mitigating any Loss on its part or otherwise enforcing its rights under this Clause 6.6, which shall be additional and without prejudice to any rights which the Indemnified Person may have at common law or otherwise.

6.6.2	The Investor shall not have any duty or obligation, whether as fiduciary or trustee for any Indemnified Person or otherwise, to recover any such payment or to account to any other person for any amounts paid to it under this Clause 6.6 and save to the extent notified in writing to an Indemnified Person by the Investor (without obligation) will have the sole conduct of any action to enforce such rights on behalf of the Indemnified Person. This Agreement may be terminated, amended or varied in any way and at any time by the Parties without the consent of any Indemnified Person.

7.	Post-Completion Undertakings

7.1	Relevant Fixed Dividend

7.1.1	If in any year the Company does not for any reason declare or pay the Investor the full amount of the Preferred Fixed Dividend (as defined in the Restated Articles), the Ordinary Shareholder undertakes to pay to the Investor:

(a)	where no amount is declared in respect of the Preferred Fixed Dividend and paid to the Investor in that year, the full amount of the Preferred Fixed Dividend; or

(b)	where a dividend of an amount lower than the Preferred Fixed Dividend is declared and paid to the Investor in that year, an amount equal to the difference between such dividend and the full amount of the Preferred Fixed Dividend.

7.1.2

If the Investor does not receive the full amount of the Preferred Fixed Dividend on a Dividend Payment Date (as defined in the Restated Articles) in any year, the Ordinary Shareholder shall pay to the Investor such amount to be paid under Clause 7.1.1 within three (3) Business Days after such Dividend

Payment Date, without any set-off or deduction, by wire transfer of immediately available funds to such bank account maintained in the name of the Investor or as it may designate.

7.2	Dividends

The Company shall:

7.2.1	set aside sufficient proceeds or property arising from any dividends or distributions paid on or made in respect of any Relevant Securities and apply the same in satisfaction of any payment to be made in respect of the Preferred Shares; and

7.2.2	ensure that it will have sufficient profits, distributable reserves or cash available for distribution to make any redemption of the Preferred Shares.

7.3	External financing

The Company and the Ordinary Shareholder shall notify the Investor within fifteen (15) Business Days after any document is entered into in connection with the external financing by and/or the external financing for the Sanya Peninsula project ( ).

7.4	Registration and filings

As soon as practicable after Completion, and in any event within five (5) Business Days of Completion,

7.4.1	the Company shall duly file the Restated Articles and the related shareholder resolutions with the Companies House in the United Kingdom and make or cause to be made filings with respect to the allotment and issue of the Subscription Shares to the Investor and the appointment of Investor Directors with the Companies House in the United Kingdom;

7.4.2	the Company shall obtain or cause to be obtained all such approvals, procedures and registration required by the relevant Authorities to give effect to the Security Documents; and

7.4.3	the Company shall provide the Investor with evidence showing that any instruments or documents under all jurisdictions as may be necessary or, in the opinion of the Investor, desirable to perfect the security created in favour of the Security Agent or the Investor (as the case may be) pursuant to the Security Documents have been filed (in addition to those filings as specified in the Security Documents which are to be effected in accordance with the terms of the Security Documents).

7.5	Information undertaking

The Company, the Ordinary Shareholder and Mr. Wang shall promptly provide or procure to be provided to the Investor such information as may be required by Applicable Laws and regulations or for the Investor to make an informed decision on the investment in the Group, including without limitation financial statements and management accounts of the Group Companies or any other parties to the Transaction Documents. The Company, the Ordinary Shareholder and Mr. Wang shall promptly notify the Investor if any of them is aware of an event, matter, fact, circumstance or change with respect to the Group Companies or any other parties to the Transaction Documents and/or the transactions contemplated under the Transaction Documents that would be (or could reasonably be expected to be) adverse to the Investor’s interest.

7.6	Source of funds

Upon a redemption of the Preferred Shares, the Company shall redeem the Preferred Shares using cash arising from the operations of the onshore and offshore members of the Group and the cash generated from the future refinancing in respect of the SeaWorld Shares.

7.7	Opening of bank account

The Company shall, and each of the Ordinary Shareholder and Mr. Wang shall procure the Company to, open a bank account with a licensed bank in England in the name of the Company (the “Cash Account UK”) within thirty (30) days of the Completion Date. The Company, the Ordinary Shareholder and Mr. Wang further agree that a person designated by the Investor shall become an authorised co-signatory of the Cash Account UK and no change to such signatory arrangements shall be made without the prior written consent of the Investor.

8.	Investor Rights

8.1	Controlled Accounts

The Parties agree that, following Completion and until the Discharge Time:

8.1.1	a person designated by the Investor shall become an authorised co-signatory to the Cash Accounts and no change to such signatory arrangements shall be made without the prior written consent of the Investor; and

8.1.2	the Company shall send a prior written notice to the Investor for any single fund transfer from the Cash Accounts setting forth the amount and use of such transfer, and have the Cash Accounts established such that any such fund transfer would require approval of the Investor. The drawdown of the proceeds of the Subscription from the Cash Accounts shall be made in accordance with the Investor’s direction from time to time. No funds may be withdrawn or otherwise transferred out of the Cash Accounts through any other arrangement in contravention of the joint signatory arrangement set forth above, including without limitation, any online banking arrangement.

8.2	Favourable Terms

Following Completion and until the Discharge Time, in the event and to the extent the Company provides to any party any rights, benefits, preferences or privileges (including any special pricing, dividend rights, voting rights, conversion rights, liquidation rights, transfer rights or co-sale rights) or modifies such rights, benefits, preferences or privileges afforded to any shareholder of the Company other than the Investor, whether attached to the securities or pursuant to any contract or otherwise, which are or in a manner additional or more favourable in any respect than the rights, benefits, preferences or privileges of the Investor set forth in this Agreement or otherwise, then the Company shall provide prompt written notice to the Investor and at the election of the Investor, the Company and the Ordinary Shareholder shall procure such superior rights, benefits, preferences or privileges to the Investor.

8.3	Reserved Matters

Following Completion and until the Discharge Time, the Company shall not, and the Company shall procure and ensure that each member of the Group from time to time shall not, without the prior written consent of the Investor (such consent not to be unreasonably withheld or delayed):

8.3.1	amend or adopt any change to its articles of association, memorandum of association or other constitutional documents;

8.3.2	make any change to the nature of its business or cease all or a substantial part of its business activities;

8.3.3	pass any resolution for or take any step which would result in winding up or liquidation, or enter into administration or receivership, undertake any amalgamation, merger or restructuring, or apply for the appointment of a receiver, manager or judicial manager or like officer in respect of itself or any of its assets;

8.3.4	transfer, dispose of create any Encumbrance over or otherwise deal with any asset or interest therein;

8.3.5	acquire any shares or other securities which has not been approved by the Investor;

8.3.6	allot, issue, redeem, repurchase or cancel any equity or debt securities or instruments convertible or exchangeable for the same, other than, in the case of the Company, a redemption or cancellation of the Preferred Shares in accordance with the articles of association of the Company for the time being (as amended by the Restated Articles);

8.3.7	incur any indebtedness, assume any financial obligation, provide or grant any guarantee, security or indemnity to secure or otherwise create any liability or obligation for or in respect of any borrowed money, indebtedness or other financial obligation;

8.3.8	make any material decision in relation to any litigation or arbitration;

8.3.9	declare, make or pay any dividend or distribution to its shareholders (other than, in the case of the Company, to the holders of the Preferred Shares);

8.3.10	change any authorized signatory or signatory arrangements of any bank accounts or securities accounts (including the Securities Account and the Cash Accounts);

8.3.11	enter into, continue or amend the terms or conditions of any transaction, arrangement or commitment entered into or made with a shareholder or any of its Affiliates (other than a member of the Group);

8.3.12	repay, redeem or cancel any indebtedness owed to a shareholder or its Affiliates; and

8.3.13	enter into or create any agreement or commitment to engage in or effect any of the foregoing matters in this Clause 8.3 or direct or otherwise permit a third party to do so on behalf of any member of the Group, and the Company shall procure that the other members or holders of shares of the Company and each other member of the Group shall not vote on, approve, pass any resolution or permit any of the foregoing matters until prior written consent of the Investor has been obtained in accordance with this Clause.

8.4	Appointment of Director(s) to the Company

8.4.1	Following Completion and until the Discharge Time, the Investor shall have the right to appoint such number of director(s) (the “Investor Director(s)”) to the Company as determined by the Investor so that the Investor Director(s), together with the director(s) appointed to the Company by PAG (if any), will constitute a majority of the board of directors of the Company. The right of appointment conferred on the Investor under this Clause 8.4 shall include the rights of the Investor to (a) remove at any time from office such person appointed by it as a director and (b) determine, at any time and from time to time, the period during which such person shall hold the office of director.

8.4.2	The appointment or removal of the Investor Director(s) pursuant to this Clause 8.4 shall be in writing and signed by or on behalf of the Investor and shall be delivered to the registered office for the time being of the Company.

8.4.3	Following Completion and until the Discharge Time, whenever for any reason a person appointed as the Investor Director ceases to be a director, the Investor shall be entitled to appoint forthwith another Investor Director.

8.4.4	The Investor shall, within seven (7) Business Days of such cessation, procure any Investor Director holding office as director at the time to promptly resign from office and to deliver to the Company a confirmation that he has no claims against the Company for any wrongful dismissal or termination by virtue of such resignation.

8.5	Existing Notes

8.5.1	Each of the Company, the Ordinary Shareholder and Mr. Wang shall procure that the Existing Notes are postponed and subordinated to the all liabilities owed by the Company to the Investor under the Transaction Documents until the date on which all such liabilities have been fully and irrevocably paid or discharged.

8.5.2	Save for the security granted under the Sun Wise UK Share Charge, each of the Company, the Ordinary Shareholder and Mr. Wang shall ensure that each Security Document creates (or, once entered into, will create) in favour of the Security Agent or the Investor (as the case may be) the security which it is expressed to create with the ranking and priority it is expressed to have (except as otherwise required by law).

8.5.3	Each of the Company, the Ordinary Shareholder and Mr. Wang undertakes that no security interest shall be granted over the shares of any Group Company in favour of any person other than pursuant to the Security Documents.

9.	Put Option

9.1	Grant of Put Option

Each of the Ordinary Shareholder and Mr. Wang (together the “Grantors” and each a “Grantor”) hereby unconditionally and irrevocably grants to the Investor (the “Grantee”) a put option entitling (but not obliging) the Grantee to require the relevant Grantor(s) to purchase from the Grantee any and all the Preferred Shares that the Grantee owns (legally or beneficially) or has an interest in for the time being (including, for the avoidance of doubt, any Preferred Shares other than the Subscription Shares acquired by the Grantee) (collectively, the “Put Option Shares”) in full or in part at the Put Option Sale Price (as defined below) in accordance with the terms of this Clause 9 (the “Put Option”).

9.2	Put Option Sale Price

The price at which the Grantee may require the relevant Grantor(s) to purchase each Put Option Share from the Grantee upon exercise of the Put Option (the “Put Option Sale Price”) shall be equal to the aggregate amount of:

9.2.1	the amount paid by the Investor to the Company for the subscription or acquisition of such Put Option Share; and

9.2.2	a premium which would give the Grantee an annual rate of return of eleven point five per cent. (11.5%) in respect of the amount referred to in Clause

9.2.3	from Completion up to and including the date of payment in full of the Put Option Sale Price; provided that, if the period between Completion and the date of payment in full of the Put Option Sale Price is less than one (1) year, such period shall be deemed to be one (1) year, less the aggregate amount of all dividends received by the Grantee from the Company in respect of the Put Option Shares, for the period commencing on (and including) the Issue Date (as defined in Schedule 3 and ending on (and including) the date of payment in full of the Put Option Sale Price.

9.3	Exercise of Put Option

9.3.1	The Grantee may exercise the Put Option by serving a notice in writing (in substantially the form set out in Schedule 5) (the “Put Option Notice”) on the relevant Grantor(s) informing the relevant Grantor(s) of the exercise of the Put Option at any time on or after the earlier of:

(a)	the occurrence of any Redemption Event (as defined in Schedule 3; or

(b)	the date falling on the second (2nd) anniversary of Completion.

9.3.2	For the avoidance of doubt, the Put Option may be exercised in respect of any and all of the Put Option Shares and shall continue to subsist and remain in full force and effect for those Put Option Shares in respect of which the Put Option has not been exercised.

9.4	Put Option Completion

9.4.1	Completion of the transfer of each Put Option Share pursuant to the exercise of the Put Option (the “Put Option Completion”) shall take place on the date and at the place and time set out in the Put Option Notice (or such other date, place and time as may be agreed between the relevant Grantor(s) and the Grantee) when all the acts and requirements set out in Clause 9.4.2 shall be complied with.

9.4.2	At the Put Option Completion:

(a)	the relevant Grantor(s) shall pay (1) the Put Option Sale Price to the Grantee in cash by way of wire transfer of immediately available funds to such bank account as designated by the Grantee and (2) the stamp duty payable in respect of the transfer of the Put Option Shares to the relevant Authority and produce evidence of such payment to the Grantee; and

(b)	against compliance by the relevant Grantor(s) with Clause 9.4.2(a), the Grantee shall deliver to the relevant Grantor(s) the instrument of transfer in respect of the Put Option Shares, duly executed by the Grantee in favour of the relevant Grantor(s) together with the relevant share certificates for the relevant Put Option Shares.

10.	Security Value Ratio

10.1	Interpretation

In this Clause 10:

“Security Value Ratio” means, at any time, a ratio (expressed as a percentage) calculated by the following:

A    = B / [(C x D) + E] X 100%

where:

“A” means the Security Value Ratio;

“B” means US$250,000,000;

“C” means the mean average of the official closing price per Seaworld Share published by the NYSE on each of the thirty (30) consecutive Scheduled Trading Days preceding the date of such calculation;

“D” means the number of Seaworld Shares subject to the Seaworld Share Charge; and

“E” means the aggregate amount of the Top-Up Cash (as defined below) paid by the Company preceding the date of such calculation, if any; and

“Scheduled Trading Day” means any day on which the NYSE is scheduled to be open for trading during its regular trading sessions.

10.2	Top-Up Cash

10.2.1	If the Investor determines (which determination shall, in the absence of manifest error, be final and binding upon the Parties) that the Security Value Ratio in respect of any Scheduled Trading Day is equal to or greater than 80 per cent. (80%), the Company shall promptly, and in any case no later than 5:00 p.m. on the second (2nd) Business Day immediately following the date of a written notice from the Investor requiring it to do so (the “Cash Top-Up Notice”), deposit or procure to be deposited into the Cash Account UK such additional US Dollar amounts in cash (the “Top-Up Cash”) to ensure that the Security Value Ratio, after being recalculated by taking into account the effect of the deposit of the Top-Up Cash (the date on which the deposit of the Top- Up Cash is completed being the “Cash Top-Up Date”, which shall be a Scheduled Trading Day), is equal to or less than seventy-five per cent. (75%) on the Cash Top-Up Date.

10.2.2	If:

(a)	the Company fails to comply with Clause 10.2.1; and

(b)	the official closing price per Seaworld Share published by the NYSE on any Scheduled Trading Day is US$13.00 or less (subject to adjustment for consolidation, sub-division or reclassification of Seaworld Shares from time to time),

10.2.3	the Investor shall (in addition and without prejudice to any other rights or remedies available to it under this Agreement or any other Transaction Document) be entitled to enforce its security interests under the Seaworld Share Charge including without limitation disposing of or otherwise dealing with the Seaworld Shares in accordance with and subject to the terms of the relevant Security Documents and Acquisition Documents.

11.	Confidentiality

11.1	Confidential Information

Each Party undertakes to the other Parties that it shall treat as strictly confidential all of the following information, whether in oral, graphic, written, electronic or other form (the “Confidential Information”):

11.1.1	information relating to the other Parties;

11.1.2	information relating to the provisions and subject matter of this Agreement and the other Transaction Documents and any transactions contemplated therein;

11.1.3	information relating to the existence of this Agreement and the other Transaction Documents and their purpose; and

11.1.4	information relating to the negotiations or discussions leading up to this Agreement and the other Transaction Documents.

Each Party shall not, and shall procure that its Affiliates and its and their respective Representatives shall not, use for its own business purpose or disclose to any third party any Confidential Information without the prior written consent of the other Parties.

11.2	Exclusions

The restrictions contained in Clause 11.1 shall not apply so as to prohibit disclosure or use of any information if and to the extent:

11.2.1	the disclosure or use is required by Applicable Law or by any Authority to which the Parties or their respective holding companies or subsidiaries are subject;

11.2.2	the disclosure is made by a Party to its Affiliates or to its or its Affiliates’ Representatives for purposes relating to this Agreement or any of the other Transaction Documents on terms that such Affiliates or Representatives undertake to comply with the provisions of Clause 11.1 in respect of such information as if they were a party to this Agreement or any of such other Transaction Documents;

11.2.3	the information becomes publicly available (other than by a breach of this Agreement);

11.2.4	the other Parties have given prior written consent to the disclosure or use; or

11.2.5	the disclosure or use is required for the purpose of any judicial or arbitration proceedings arising out of this Agreement or any other Transaction Document,

provided always that prior to disclosure or use of any information pursuant to Clause 11.2.1, the Party concerned shall promptly notify the other Parties of such requirement and shall consult with the other Parties where feasible and give due consideration to their reasonable requirements as to the timing, manner and content of such disclosure before complying with such requirement.

12.	Costs

The Company shall be responsible for all costs and expenses incurred by the Investor in relation to the preparation, negotiation and execution of this Agreement, the other Transaction Documents and all related matters.

13.	General

13.1	Successors and Assigns

This Agreement shall be binding upon and enure for the benefit of the successors, assigns and legal personal representatives of the Parties.

13.2	Assignment

The Investor may assign this Agreement or any of its rights and/or transfer any of its obligations under this Agreement to any third party, provided that prior written notice of such assignment has been given to the other Parties. Each of the other Parties may not assign this Agreement or any of its rights and/or transfer any of its obligations under this Agreement to any third party without the prior written consent of the other Parties.

13.3	Whole Agreement

This Agreement (together with the other Transaction Documents) constitutes the whole agreement among the Parties relating to the subject matter of this Agreement (and the other Transaction Documents) and supersedes any previous agreements or arrangements among them relating to the subject matter hereof.

13.4	Variations

No variations of this Agreement shall be effective unless made in writing and signed by the Parties.

13.5	Invalidity

If any provision or part of a provision of this Agreement shall be, or be found by any Authority to be, invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions or parts of such provisions of this Agreement, all of which shall remain in full force and effect.

13.6	Remedies

The rights and remedies of each Party hereunder shall be cumulative and shall be in addition to and without prejudice to all other rights and remedies available to it (and, without prejudice to the generality of the foregoing, shall not extinguish any right to damages to which it may be entitled in respect of a breach of this Agreement) and no exercise or failure to exercise such a right shall constitute a waiver by it of any such other right or remedy.

13.7	No Waiver

No failure of a Party to exercise, and no delay or forbearance in exercising, any right or remedy in respect of any provision of this Agreement shall impair or operate as a waiver of such right or remedy and no single or partial exercise of any such right or remedy shall prevent any further or other exercise of the same or the exercise of any other right or remedy. No waiver of any particular breach of the provisions of this Agreement shall operate as a waiver of any repetition of such breach.

13.8	Further Assurance

At any time after the date of this Agreement, each Party shall, and shall use all reasonable endeavours to procure (to the extent it is legally or contractually entitled to do so) that any necessary third party shall, execute such documents and do such acts and things as the other Parties may reasonable require for the purpose of giving to such Parties the full benefit and provisions of this Agreement.

13.9	Time of the Essence

Time shall be of the essence of this Agreement, both as regards any dates, times and periods mentioned and as regards any dates, times and periods which may be substituted for them in accordance with this Agreement or by agreement in writing between the Parties.

13.10	Counterparts and Effectiveness

This Agreement may be executed in one or more counterparts, and by the Parties on separate counterparts, but shall not be effective until each Party has executed at least one counterpart and each such counterpart shall constitute an original of this Agreement but all the counterparts shall together constitute one and the same instrument.

13.11	Third Party Rights

Unless expressly provided to the contrary in this Agreement, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Ordinance (Chapter 623 of the Laws of Hong Kong) to enforce or to enjoy the benefit of any term of this Agreement.

13.12	Effect of Completion

This Agreement (other than obligations that have already been fully performed) remains in full force after Completion.

13.13	No Partnership

Nothing in this Agreement shall constitute, or be deemed to constitute, a partnership, joint venture, association, agency or other cooperative entity among the Parties or any of them.

14.	Notices

14.1	Form and Addresses

Any notice or other communication in connection with this Agreement shall be in writing in English and shall be sufficiently given or served if delivered or sent:

14.1.1	in the case of the Investor to:

Address:   China Huarong Tower, 60 Gloucester Road, Wanchai, Hong Kong

Email:       huangyulin@chamc.com.cn

Attention: Ms. Huang Yulin

14.1.2	in the case of the Ordinary Shareholder to:

Address: Unit 1904, 19/F Podium Plaza, 5 Hanoi Road, Tsim Sha Tsui, Hong Kong

Email: Florence.li@zhonghongintl.com

Attention: Florence Li

14.1.3	in the case of the Company, to

Address: No. 8 Building, Easter International, 1 Ciyunsi, Chaoyang District, Beijing, China

Email: yuting_zh2015@163.com

Attention: Yu Ting

14.1.4	in the case of Mr. Wang, to

Address: No. 8 Building, Easter International, 1 Ciyunsi, Chaoyang District, Beijing, China

Email: wanjun@zhonghongintl.com

or (in either case) to such other address as the relevant Party may have notified to the other Parties in writing in accordance with this Clause 14.

14.2	Delivery

Unless there is evidence that it was received earlier, a notice is deemed given if:

14.2.1	delivered personally, when left at the address referred to in Clause 14.1; and

14.2.2	sent by prepaid registered post or courier, three (3) Business Days after posting.

15.	Governing Law and Dispute Resolution

15.1	Governing law

This Agreement is governed by and shall be construed in accordance with the laws of Hong Kong.

15.2	Jurisdiction of Hong Kong courts

15.2.1	Subject to Clause 15.3, the courts of Hong Kong have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

15.2.2	This Clause 15.2 is for the benefit of the Investor only. As a result, the Investor shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Investor may take concurrent proceedings in any number of jurisdictions.

15.3	Investor’s option

15.3.1	The Investor may by notice in writing to the other Parties require that all Disputes or a specific Dispute be resolved by arbitration. If the Investor gives such notice, the Dispute(s) to which such notice refers shall be determined in accordance with Clause 15.4. If such notice is given after service of any process, the Parties must also promptly give notice to the relevant court of Hong Kong that such Dispute(s) will be resolved by arbitration and to immediately terminate any court proceedings relation to such Dispute(s).

15.4	Arbitration

15.4.1	This Clause 15.4 is for the benefit of the Investor only. In the event that the Investor issues a notice pursuant to Clause 15.3, the provisions of this Clause 15.4 shall apply and:

15.4.2	any Dispute shall be referred to and finally resolved by binding arbitration administered by the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the HKIAC Administered Arbitration Rules in force as at the date of this Agreement (the “Rules”), which Rules are deemed to be incorporated by reference into this Clause 15.4 and as may be amended by the rest of this Clause 15.4; and

15.4.3	the Parties agree that the HKIAC is the most appropriate and convenient forum to settle the Dispute, and no Party will argue to the contrary.

15.4.4	The arbitration tribunal (“Tribunal”) shall consist of three (3) arbitrators to be appointed in accordance with the Rules. The seat of the arbitration shall be Hong Kong. This Arbitration Agreement shall be governed by the laws of the Hong Kong. The language of the arbitration proceedings shall be Chinese.

15.4.5	Any award of the Tribunal shall be made in writing and shall be final and binding on the Parties from the day it is made. The Parties undertake to carry out the award without delay.

15.4.6	The Parties waive any right to apply to any court of law and/or other judicial authority to determine any preliminary point of law and/or review any question of law and/or the merits, insofar as such waiver may validly be made. Subject to any provisions in the Rules, the Parties shall not be deemed, however, to have waived any other right to challenge any award on grounds allowed by the mandatory law of the seat of arbitration. Nothing in this Clause 15.4 shall be construed as preventing any party from seeking conservatory or interim relief from any court of competent jurisdiction.

15.5	Interim Relief

Notwithstanding Clause 15.4, any Party may apply for an interim measure, preservation order or other interim relief in any court of competent jurisdiction.

15.6	Effect of this Agreement during arbitration.

During the conduct of any arbitration proceedings pursuant to this Clause, this Agreement shall remain in full force and effect in all respects except for the matter under arbitration and the Parties shall continue to perform their obligations hereunder, except for those obligations involved in the matter under dispute, and to exercise their rights hereunder.

15.7	Consolidation of arbitration

Section 2 of Schedule 2 of the Hong Kong Arbitration Ordinance (Cap. 609) (the “Ordinance”) shall apply with the following modifications. The Parties acknowledge that it is their desire, where there are two (2) or more arbitration proceedings arising from this Agreement, and where:

15.7.1	some common question of law or fact arises;

15.7.2	the rights to relief claimed therein are in respect of or arise out of the same transaction or series of transactions; or

15.7.3	it is otherwise desirable for the Court of First Instance of the High Court of Hong Kong (the “Court”) to make an order under section 2 of Schedule 2 of the Ordinance,

to have those arbitration proceedings consolidated on such terms as the Court thinks fit, provided that arbitration proceedings commenced under this Agreement may be consolidated with other arbitration proceedings only to the extent that such arbitration is consistent with the form and manner of consolidation expressly provided for in Clause 15.4.

15.8	Waiver of Immunity

Each of the Parties (other than the Investor) waives generally all immunity it or its assets or revenues may otherwise have in any jurisdiction, including immunity in respect of:

15.8.1	the giving of any relief by way of injunction or order for specific performance or for the recovery of assets or revenues; and/or

15.8.2	the issue of any process against its assets or revenues for the enforcement of a judgment or, in an action in rem, for the arrest, detention or sale of any of its assets and revenues.

15.9	Appointment of Process Agent

15.9.1	The Company hereby irrevocably appoints the Ordinary Shareholder of Unit 1904, 19/F., Podium Plaza, 5 Hanoi Road, Tsim Sha Tsui, Kowloon, Hong Kong as its process agent to receive on its behalf service of any writ, summons, order, judgment or other notice of legal process in Hong Kong. Such service shall be deemed completed on delivery to such process agent (whether or not it is forwarded to and received by the Company). If for any reason such process agent ceases to be able to act as process agent, or no longer has an address in Hong Kong, the Company irrevocably agrees to appoint a substitute process agent having an address in Hong Kong and to deliver to the other Parties a copy of the new process agent’s acceptance of that appointment within seven (7) days.

15.9.2	Mr. Wang hereby irrevocably appoints the Ordinary Shareholder of Unit 1904, 19/F., Podium Plaza, 5 Hanoi Road, Tsim Sha Tsui, Kowloon, Hong Kong as his process agent to receive on his behalf service of any writ, summons, order, judgment or other notice of legal process in Hong Kong. Such service shall be deemed completed on delivery to such process agent (whether or not it is forwarded to and received by Mr. Wang). If for any reason such process agent ceases to be able to act as process agent, or no longer has an address in Hong Kong, Mr. Wang irrevocably agrees to appoint a substitute process agent having an address in Hong Kong and to deliver to the other Parties a copy of the new process agent’s acceptance of that appointment within seven (7) days.

Schedule 1

Subscription Shares

Investor	Number of Subscription Shares	Consideration
Investor	10,000,000 Class B Preferred Shares	US$100,000,000

Schedule 2

Details of the Group Companies

Part 1 – Details of the Company at the date of this Agreement

1. Name:	Sun Wise (UK) Co., Ltd

2. Company Number:	10662894

3. Address of Registered Office:	60 Strand, London, United Kingdom, WC2N 5LR

4. Date and Place of Incorporation:	10 March 2017, England and Wales

5. Issued Shares:	100 Ordinary Shares

6. Director(s):	Mr. Wang Yongli

7. Shareholders (% of shareholding):	Sun Wise Oriented (HK) Co., Limited (100% Ordinary Shares)

Part 2 – Details of the Company immediately after Completion

1. Name:	Sun Wise (UK) Co., Ltd

2. Company Number:	10662894

3. Address of Registered Office:	60 Strand, London, United Kingdom, WC2N 5LR

4. Date and Place of Incorporation:	10 March 2017, England and Wales

5. Issued Shares:	200 Ordinary Shares 1 Class A Preferred Share 10,000,000 Class B Preferred Shares

6. Director(s):	Mr. Chen Jie PA Eminent Opportunity VI Limited

7. Shareholders (% of shareholding):	Sun Wise Oriented (HK) Co., Limited (100% Ordinary Shares) PAG (100% Class A Preferred Shares) China Huarong International Holdings Limited (100% Class B Preferred Shares)

Part 3 – Details of the Group Companies

Sun Wise Oriented (HK) Co., Limited

1. Name:	Sun Wise Oriented (HK) Co., Limited

2. Company Number:	2318510

3. Address of Registered Office:	Unit 1904, 19/F., Podium Plaza, 5 Hanoi Road, Tsim Sha Tsui, Kowloon, Hong Kong

4. Date and Place of Incorporation:	Hong Kong, 11 December 2015

5. Issued Shares:	10,000 ordinary shares

6. Director(s):	YU Ting ( )

7. Shareholders (% of shareholding):	(100% Ordinary Shares)

Part 3 – Details of the Group Companies

1. Name:

2. Company Number:	120222000342492

3. Address of Registered Office:	2 240

4. Date and Place of Incorporation:	June 2015, the PRC

5. Issued Shares:	RMB10,000,000.00

6. Director(s):

7. Shareholders (% of shareholding):	Zhuoye Group Co. Ltd. ( ) (100%)

Part 3 – Details of the Group Companies

Zhonghong Zhuoye Group Co. Ltd. ( )

1. Name:	Zhonghong Zhuoye Group Co. Ltd. ( )

3. Address of Registered Office:	2015-431 Cyberport Building, High-tech Street 258, High-tech Industrial Development Zone (New Urban Area), Urumqi, Xinjiang, China ( ( ) 258 2015-431 ).

4. Date and Place of Incorporation:	4 June 2015, the PRC

5. Total investment amount / Registered capital:	RMB600,000,000.00

6. Legal representative:	Mr. WANG Yonghong

7. Shareholders (% of shareholding):	MR. WANG Yonghong (100%)

Part 3 – Details of the Group Companies

Joyful Wellness Limited

1. Name:	Joyful Wellness Limited

2. Company Number:	1924964

3. Address of Registered Office:	3rd Floor, J & C Building, P.O. Box 933, Road Town, Tortola, British Virgin Islands, VG1110

4. Date and Place of Incorporation:	30 September 2016, the British Virgin Islands

5. Issued Shares:	1 ordinary share

6. Director(s):	ZHOU Rui

7. Shareholders (% of shareholding):	Sun Wise Oriented (HK) Co., Limited (100% ordinary shares)

Schedule 3

Terms of the Preferred Shares

Business Day	means a day on which commercial banks are open for business in the United Kingdom and Hong Kong (excluding Saturdays, Sundays, public holidays in United Kingdom or Hong Kong and any weekday on which Typhoon Signal No. 8 or higher is hoisted or a black rain storm warning is given in Hong Kong at any time during 9:00 a.m. to 5:00 p.m.);

Group Company	has the meaning given to it in the Investment Agreement;

Investor	means China Huarong International Holdings Limited , a company incorporated under the laws of Hong Kong;

Issue Date	means, in respect of a Preferred Share, the date of the allotment and issuance of such Preferred Share;

Liquidation Event

means any of the following events:

(1)       a liquidation, dissolution or winding up of the Company, whether voluntary or not;

(2)       any consolidation, amalgamation or merger of the Company with or into any person (as defined in the Investment Agreement), or any other corporate reorganization of the Company;

(3)       a sale of all or substantially all of the assets of the Company; or

(4)       any event occurs which has an analogous effect to any of the events referred to in sub-paragraphs (1) to (3) of this definition above;

Preferred Shares	means the Class B redeemable preferred shares in the share capital of the Company;

Preferred Shares	means the subscription price of US$10.00 per Preferred

Subscription Price	Share;

Redemption Event

means any of the following events:

(1)       the Company fails to pay any Preferred Fixed Dividend in respect of the Preferred Shares in accordance with Clause[*](i);

(2)       a default or non-compliance is made by any party (other than the Investor) in the performance or observance of any covenant, condition or provision contained in the Memorandum or the Articles or any of the other Transaction Documents (as defined in the Investment Agreement) to which it is a party and on its part to be performed;

(3)       (i) any present or future financial indebtedness of any party to a Transaction Document (other than the Investor) and/or any Group Company (including without limitation the indebtedness under the PAG Facility Documents) for or in respect of moneys borrowed or raised becomes due and payable prior to its stated maturity by reason of any actual or potential default, event of default or the like (howsoever described), or (ii) any such financial indebtedness is not paid when due or, as the case may be, within any applicable grace period, or (iii) any party to a Transaction Document (other than the Investor) and/or any Group Company fails to pay when due any amount payable by it under any present or future guarantee for, or indemnity in respect of, any moneys borrowed or raised, or (iv) any security given under any Security Documents (as defined in the Investment Agreement) and/or any PAG Facility Document (as defined in the Investment Agreement) has become enforceable;

(4)       a resolution is passed or an order of a court of competent jurisdiction is made for the bankruptcy, liquidation, winding up or dissolution of any party to a Transaction Document (other than the Investor) and/or any Group Company;

(5)       an encumbrancer takes possession or a receiver is appointed over the whole or a material part of the assets or undertaking of any party to a Transaction Document (other than the Investor) and/or any Group Company;

(6)       any party to a Transaction Document (other than the Investor) and/or any Group Company is unable to pay its debts as and when they fall due;

(7)       a distress, execution or seizure order before judgment is levied or enforced upon or issued out against the whole or a material part of the property of any party to a Transaction Document (other than the Investor) and/or any Group Company and is not discharged within thirty (30) days thereof;

(8)       any party to a Transaction Document (other than the Investor) and/or any Group Company initiates or consents to proceedings relating to itself under any applicable bankruptcy, reorganisation or insolvency law or make an assignment for the benefit of, or enter into any composition with, its creditors;

(9)       proceedings have been initiated against any party to a Transaction Document (other than the Investor) and/or any Group Company under any applicable bankruptcy, reorganisation or insolvency law and such proceedings have not been discharged or stayed within a period of thirty (30) days;

(10)     any step is taken by any person for the appointment of a liquidator (including provisional liquidator), receiver, judicial manager, trustee, administrator, agent or similar officer of any party to a Transaction Document (other than the Investor) and/or any Group Company or over all or any substantial part of the assets of such party and/or Group Company;

(11)     it is or becomes unlawful for any party to a Transaction Document (other than the Investor) to perform or such party is or may otherwise become unable to perform any of its obligations under such Transaction Document (including, in the case of the Company, the Memorandum and the Articles);

(12)     any Transaction Document is not effective in accordance with its terms or is alleged by a party to the Transaction Documents (other than the Investor) to be ineffective in accordance with its terms or any Transaction Document is or may otherwise become unenforceable;

(13)     a party to the Transaction Documents (other than the Investor) repudiates or rescinds a Transaction Document or expresses an intention to repudiate or rescind a Transaction Document;

(14)     the occurrence of any event constituting a Material Adverse Change (as defined in the Investment Agreement) in relation to any party to the Transaction Documents (other than the Investor) or any Group Company, shares, securities (whether equity or debt) or any legal, beneficial or other right, title or interest therein;

(15)     a representation, warranty or statement made or repeated in or in connection with any Transaction Document (other than one made or repeated by the Investor) is incorrect when made or deemed to be made or repeated;

(16)     without prejudice to the generality of sub-paragraph (2) of this definition above, the failure by the Company to comply with clause 10.2.1 of the Investment Agreement;

(17)     the Company incurs any indebtedness, assumes any financial obligation, provides or grants any guarantee, security or indemnity to secure or otherwise create any liability or obligation for or in respect of any borrowed money, indebtedness or other financial obligation other than pursuant to the PAG Facility Agreement and indebtedness arising from redemption of Preferred Shares;

(18)     evidence satisfactory to the Investor of completion having occurred pursuant to the terms of the Acquisition Documents not having been received by the Investor within thirty (30) days of the Issue Date;

(19) any event occurs which has an analogous effect to any of the events referred to in sub-paragraphs (1) to (18) of this definition above;

Investment Agreement	means the Investment Agreement in relation to the Company dated 8 May 2017 entered into by and among the Investor, the Ordinary Shareholder, the Company and Mr. Wang; and

Shares	means shares in the capital of the Company.

The Preferred Shares shall have the preferences, priorities, privileges and rights, and shall be subject to the limitations and restrictions, as set out in these Articles (including this Clause [*]). In case of conflict between this Clause [*] and any provisions of the Memorandum or the Articles, the provision of this Clause [*] shall prevail.

(i)	Preferred Fixed Dividend

A Holder of the Preferred Shares (“Preferred Shareholder”) shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend on the other classes of Shares, at the rate of 11.5 per cent. (11.5%) per annum of the Preferred Shares Subscription Price on each outstanding Preferred Share from the Issue Date (the “Preferred Fixed Dividend”), payable on a half-yearly basis on 2 November 2017, 2 May 2018, 2 November 2018 and 8 May 2019 (each a “Dividend Payment Date”). If any Dividend Payment Date would otherwise fall on a day which is not a Business Day, it shall be postponed to the next day which is a Business Day unless it would thereby fall into the next calendar month in which event it shall be brought forward to the immediately preceding Business Day. Such dividends shall be cumulative so that, if such dividends in respect of any previous or current dividend period, at the annual rate specified above, shall not have been paid, the deficiency shall first be fully paid before any dividend or other distribution shall be paid or declared. If the Company fails to pay any sum in respect of the Preferred Shares when the same becomes due and payable under the Articles, a Preferred Shareholder shall further be entitled to receive an amount which shall accrue on the overdue sum at the rate of three per cent. (3%) per annum or, if less, the highest rate permitted by applicable law from and including the date upon which such sum was due but not paid until all sums due in respect of the Preferred Shares are received by the holders thereof.

The Preferred Fixed Dividend or any accrued amount for overdue sums shall be determined on the basis of a 360-day year consisting of twelve (12) months of thirty (30) days each, and in the case of an incomplete month, the number of days elapsed.

(ii)	Liquidation

In the event of any Liquidation Event, distributions to the Shareholders shall be made in the following manner:

(a)	each of the Preferred Shareholders shall be entitled to receive, with respect to each Preferred Share it holds, an amount equal to the aggregate amount (the “Preference Amount”) of (i) the Preferred Shares Subscription Price and (ii) a premium which would give the holder of such Preferred Share an annual rate of return of 11.5 per cent. (11.5%) in respect of the Preferred Shares Subscription Price from the Issue Date up to and including the date of payment in full of the Preference Amount less the aggregate amount of all dividends received by such Preferred Shareholder from the Company in respect of such Preferred Share prior to the commencement of such Liquidation Event;

(b)	if the assets and funds available to be distributed among all Preferred Shareholders shall be insufficient to permit the payment to all such Preferred Shareholders the full Preference Amount, then the entire assets and funds of the Company legally available for distribution to such Preferred Shareholders shall be distributed rateably among the Preferred Shareholders in proportion to the number of Preferred Shares owned by each such Preferred Shareholder; and

(c)	following the receipt by each Preferred Shareholder of the full Preference Amount payable by the Company under Clause [*](ii)(a), the remaining assets and funds of the Company shall be available for distribution to the holders of the other classes of Shares in proportion to their respective shareholdings of such other classes of Shares.

In any Liquidation Event, if the consideration received by the Company or its Shareholders is other than cash or partly in cash, the value of securities and property paid or distributed pursuant to this Clause [*](ii) shall be computed at fair market value at the time of payment to the Company or at the time made available to the Shareholders, all as determined by the board of directors of the Company in good faith, provided that:

(a)	if such securities are listed on any established stock exchange or a national market system, their fair market value shall be the average closing price for such securities as quoted on such system or exchange (or the largest value if more than one exchange) for 60 trading days immediately preceding such date the value is to be determined; and

(b)	if such securities are regularly quoted by a recognized securities dealer but selling prices are not reported, their fair market value shall be the mean between the high bid and low asked prices for such securities on the date the value is to be determined (or if there are no quoted prices for such date, then for the last preceding business day on which there were quoted prices).

(iii)	Redemption option

(a)	Each of the Preferred Shares may, subject to the applicable legal restrictions on the Company’s redemption of its Shares, be redeemed in cash at the option of the holder thereof at any time on or after (i) the date falling on the second (2nd) anniversary of the Issue Date or (ii) the occurrence of a Redemption Event, upon a Redemption Notice (as defined below) from any Preferred Shareholder to the Company.

The redemption price for each Preferred Share (“Redemption Price”) shall be equal to the aggregate amount of:

(i) the Preferred Shares Subscription Price and

(ii) a premium which would give the Preferred Shareholder an annual rate of return of 11.5 per cent. (11.5%) per annum or, if such Preferred Share is redeemed in connection with a Redemption Event or the entire Redemption Price of such Preferred Share is not paid by the Company within two (2) Business Days from the receipt of the Redemption Notice, 15 per cent. (15%) per annum in respect of the Preferred Shares Subscription Price from the Issue Date up to and including the date of payment in full of the Redemption Price, which premium shall be determined on the basis of a 360-day year consisting of twelve (12) months of thirty (30) days each, and in the case of an incomplete month, the number of days elapsed less the aggregate amount of all dividends received by such Preferred Shareholder from the Company in respect of such Preferred Share, for the period commencing on (and including) the Issue Date and ending on (and including) the date of payment in full of the Redemption Price.

(b)	A notice of redemption by any Preferred Shareholder to be redeemed (the “Redemption Notice”) shall be given to the Company and upon receipt of the Redemption Notice, the Company shall promptly give written notice to each non-requesting Preferred Shareholder stating the existence of such Redemption Notice and the mechanics of redemption. The Company shall pay the redeeming Preferred Shareholders the entire Redemption Price within two (2) Business Days from the receipt of the Redemption Notice, or such other payment scheme as the Company and the redeeming Preferred Shareholders shall mutually determine. The Company shall also pay to the redeeming Preferred Shareholders, and references to “Redemption Price” in the Memorandum and the Articles shall be deemed to include, all declared but unpaid dividends and distributions on such Preferred Shares up to and including the date of redemption (if any).

(c)	The Redemption Price payable to the redeeming Preferred Shareholders pursuant to Clause [*](iii) shall be settled in cash in United States dollars and paid by the Company to such redeeming Preferred Shareholders by the transfer of immediately available funds to such bank account specified in the Redemption Notice.

(d)	If on the date of redemption, the number of Preferred Shares that may be legally redeemed by the Company is less than the number of such Preferred Shares to be redeemed pursuant to this Clause [*](iii), then such excess number of Preferred Shares shall be carried forward and redeemed as soon as the Company has legally available funds therefor. The right of redemption of the Preferred Shareholders provided in this Clause [*](iii) shall rank in priority to any redemption by or distribution to holders of any other classes of Shares.

(e)	The Preferred Shares so redeemed shall be cancelled and may not be re-issued.

(f)	The Company shall notify promptly the holders of Preferred Shares in writing immediately upon becoming aware of any Redemption Event or any matter, event or circumstance (including any omission to act) which will in all likelihood give rise to an Redemption Event.

(g)	The directors of the Company shall procure that the Company would have sufficient profits available for distribution to make any redemption of the Preferred Shares required to be made pursuant to this Clause [*](iii).

(iv)	Redemption by Company

(a)	The Preferred Shares may, subject to the applicable legal restrictions on the Company’s redemption of its Shares, be redeemed in cash at the option of the Company at any time on or after the date falling on the first (1st) anniversary of the Issue Date, in full but not part, upon an Early Redemption Notice (as defined below) from the Company to the Preferred Shareholder. Unless previously redeemed, exchanged, or cancelled as provided herein, the Company shall redeem each outstanding Preferred Share on the date falling on the second (2nd) anniversary of the Issue Date, in full and not in part, by giving an Early Redemption Notice to each of the Preferred Shareholders.

The redemption price for each Preferred Share (“Early Redemption Price”) shall be equal to the aggregate amount of:

(i) the Preferred Shares Subscription Price, and

(ii) a premium which would give the Preferred Shareholder an annual rate of return of 11.5 per cent. (11.5%) per annum in respect of the Preferred Shares Subscription Price from the Issue Date up to and including the date of payment in full of the Early Redemption Price, which premium shall be determined on the basis of a 360-day year consisting of twelve (12) months of thirty (30) days each, and in the case of an incomplete month, the number of days elapsed less the aggregate amount of all dividends received by such Preferred Shareholder from the Company in respect of such Preferred Share, for the period commencing on and including the Issue Date and ending on (and including) the date of payment in full of the Early Redemption Price.

(b)

A notice of redemption by the Company to the Preferred Shareholders to be redeemed (the “Early Redemption Notice”) shall be given to all the Preferred Shareholders in writing stating the mechanics of redemption no later than 20 Business Days prior to the date of redemption. The Company shall pay the Preferred Shareholders the entire Early Redemption Price within two (2) Business Days from the date of the Early Redemption Notice, or such other payment scheme as the Company and the Preferred Shareholders shall mutually determine. The Company shall also pay to the Preferred Shareholders, and references to “Early Redemption Price” in the Memorandum and the Articles shall be deemed to include, all declared but unpaid dividends and distributions on such Preferred Shares up to and including the date of redemption (if any).

(c)	The Early Redemption Price payable to the Preferred Shareholders pursuant to Clause [*](iv) shall be settled in cash in United States dollars and paid by the Company to the Preferred Shareholders by the transfer of immediately available funds to such bank account to be notified by the Preferred Shareholders in writing.

(d)	The Preferred Shares so redeemed shall be cancelled and may not be re-issued.

(i) The directors of the Company shall procure that the Company would have sufficient profits or reserves available for distribution to make any redemption of the Preferred Shares pursuant to this Clause [*](iv).

(v)	Effect of Redemption Notices

For the avoidance of doubt, upon the giving of a Redemption Notice or an Early Redemption Notice, as the case may be, the Redemption Price or the Early Redemption Price, as the case may be, shall automatically and immediately become a debt owing from the Company to the Preferred Shareholders.

(vi)	Transferability of Preferred Shares

The Preferred Shares, whether fully or partly paid up, may be transferred in full compliance with the Articles freely, and the board of directors of the Company shall not otherwise refuse to register the transfer of any Preferred Share.

Schedule 4

Warranties

1.	Company Information

1.1.1	The information relating to the Group Companies in Schedule 2 is true and accurate.

1.1.2	The Company has no interest in, and has not agreed to acquire an interest in or merge or consolidate with, a corporate body or any other person other than the other Group Companies set out in Schedule 2.

1.1.3	None of the Group Companies has carried on any operations or other business activities since incorporation, other than the holding the other Group Companies.

1.1.4	Each of the Group Companies is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority to own its properties and assets and to carry on its business as now conducted (if any) and as proposed to be conducted. The constitutional documents and certificates and related contracts and agreements of the Group Companies are valid and have been duly approved or issued (as applicable) by competent authorities.

2.	Shares, etc.

2.1.1	The Subscription Shares will, upon their allotment and issuance on Completion have been duly authorised, be properly and validly allotted and fully paid-up or credited as fully paid-up and non-assessable, have all rights and benefits attaching to them under the Restated Articles and be free from all Encumbrances.

2.1.2	Save for the security granted under the Sun Wise UK Share Charge, there is no Encumbrance, and there is no agreement, arrangement or obligation to create or give an Encumbrance, in relation to any of the shares or unissued shares in the capital of any Group Company. There is no option, warrant, conversion or subscription right, agreement, arrangement or obligation requiring the creation, allotment, issue, transfer, redemption or repayment of, or the grant to a person of the right (conditional or not) to require the allotment, issue, transfer, redemption or repayment of, any shares in the capital of any Group Company (including an option or right of pre-emption or conversion).

2.1.3	There are no outstanding or authorised stock appreciation, phantom stock, profit participation or similar rights with respect to any Group Company.

3.	Disclosure of Information

All information relating to the Group Companies, the Ordinary Shareholder and their respective Affiliates contained in this Agreement or which has been given by or on behalf of either of such Parties or its Affiliate to the Investor or its Representatives in the course of the negotiations leading up to this Agreement or in the course of any due diligence carried out by or on behalf of the Investor prior to entering into this Agreement was when given, and remains, true and accurate and not misleading in any respect.

4.	Insolvency, etc.

4.1.1	No order has been made, petition presented, resolution passed or meeting convened for the winding-up (or other process whereby the business is terminated and the assets of any Group Company are distributed among the creditors and/or shareholders or other contributories) of any Group Company. There are no cases or proceedings under any applicable insolvency or similar laws in any relevant jurisdiction and no events have occurred which, under applicable laws, would justify any such cases or proceedings.

4.1.2	No petition has been presented or other proceedings have been commenced for an administration or judicial management order to be made (or any other order to be made by which, during the period it is in force, the affairs, business and assets of the company concerned are managed by a person appointed for the purpose by an Authority) in relation to any Group Company nor has any such order been made.

4.1.3	No receiver (including an administrative receiver), liquidator, judicial manager, trustee or custodian (or equivalent in the relevant jurisdiction) has been appointed in respect of the whole or any part of any of the property, assets and/or undertaking of any Group Company and no step has been taken for or with a view to the appointment of such a person.

4.1.4	No Group Company has taken any step with a view to the suspension of payments or a moratorium of any indebtedness or has made any voluntary arrangement with any of its creditors.

5.	Borrowings

5.1.1	Save for the Existing Notes, none of the Group Companies has any outstanding loans, borrowings or other liabilities, whether actual or contingent, or loan capital, nor has it agreed to create or incur any of the foregoing.

5.1.2	Save for the Security Documents, there is no outstanding guarantee, indemnity, suretyship or security (whether or not legally binding) given by, in favour of or for the benefit of any Group Company.

6.	Contracts

Save for the PAG Facility Documents, the Existing Notes and the Acquisition Documents, none of the Group Companies is a party to any contract, commitment, arrangement, transaction, understanding, obligation or liability. None of the Group Companies is in breach of any agreement, deed or undertaking to which it is a party. No party with whom any Group Company has entered into any agreement or arrangement is in default thereunder. None of the Group Companies has lent any money or provided any credit or advance to any person. None of the Group Companies has given a power of attorney or any other authority (express, implied or ostensible) which is still outstanding or effective to any person to enter into any contract or commitment or do anything on its behalf.

7.	Claims, Litigation and Arbitration

7.1.1	There is no subsisting, unresolved or unsettled claim for damages or otherwise made against any Group Company.

7.1.2	None of the Group Companies is involved whether as claimant or defendant or other party in any claim, legal action, proceeding, suit, litigation, prosecution, investigation, enquiry, mediation or arbitration and no such claim, legal action, proceeding, suit, litigation, prosecution, investigation, enquiry, mediation or arbitration is pending or threatened by or against any Group Company (or any person for whose acts or defaults any Group Company may be vicariously liable).

8.	Applicable Laws

Each Group Company has complied with all Applicable Laws in all respects, and has not been in, and is not likely to, breach, any Applicable Law in any respect.

9.	Properties

None of the Group Companies owns or has legal or equitable title or other right or interest in any real property whether in the form of leases or otherwise.

10.	Intellectual Property and Information Technology

None of the Group Companies has any interest or right in any intellectual property or information technology. No claims of infringement of any intellectual property rights or interest have been made by any third party against any Group Company.

11.	Employees

None of the Group Companies has any employees. None of the Group Companies maintains any pension, retirement plans, share incentive schemes, share option schemes, profit sharing schemes, bonus or other incentive arrangements for or affecting any employees. None of the Group Companies has breached any statutory requirement under any applicable employment laws or in relation to the appointment of its directors. No liability has been incurred by any Group Company for its directors or consultants and there are no claims pending or threatened, or capable of arising, against any Group Company by any director or any third party in respect of an accident or injury which is not fully covered by insurance or in relation to the terms and conditions of the appointment of the directors.

Schedule 5

Form of Put Option Notice

To:    [    ]

Dear Sirs,

Exercise of Put Option under the Investment Agreement dated [*]                2017 made between China Huarong International Holdings Limited , Sun Wise Oriented (HK) Co., Limited , Sun Wise (UK) Co., Ltd and Mr. Wang Yonghong (the “Agreement”)

We hereby give you notice in accordance with Clause 9 of the Agreement of the exercise of the Put Option.

Pursuant to Clause 9 of the Agreement, the number of Put Option Shares to be acquired from us upon completion of the Put Option comprises [*] Preferred Shares. The total Put Option Sale Price for such Put Option Shares is US$[*].

Completion of the transfer of the Put Option Shares shall take place at [* time] [a.m.]/[p.m.] on [*] (“Completion Date”) at [*] (or such other date, time and place as may be mutually agreed between us in writing).

Terms used in this notice shall have the same meanings as defined in the Agreement. This notice is governed by and shall be construed in accordance with Hong Kong law.

Yours faithfully,

For and on behalf of

CHINA HUARONG INTERNATIONAL HOLDINGS LIMITED

Name:
Title:

IN WITNESS WHEREOF the parties hereto have executed this Agreement on the date first above written.

The Investor

SIGNED by /s/ Bai Tianhui	)
for and on behalf of	)
CHINA HUARONG	)
INTERNATIONAL HOLDINGS	)
LIMITED	)
)
in the presence of:	)

/s/ Yang Shulin
Witness name: Yang Shulin
Witness title: Analyst
Witness address: China Huarong Tower, 60 Gloucester Road, Wanchai, Hong Kong

The Ordinary Shareholder

EXECUTED AND DELIVERED		)
AS A DEED		)
for and on behalf of		)
SUN WISE ORIENTED (HK))			/s/ Yu Ting
CO., LIMITED		)
)
by	Yu Ting	)
in the presence of:		)

/s/ Zhang Mian
Witness name: Zhang Mian
Witness title: Legal Manager
Witness address: Building No. 8, Eastern International, No. 1 Ciyunsi, Chaoyang District, Beijing, Beijing, China 100025

The Company

SIGNED		)
For and on behalf of		)
SUN WISE (UK) CO., LTD		)	/s/ Yongli Wang
by	Yongli Wang	)
in the presence of:		)

/s/ Yu Ting
Witness name: Yu Ting
Witness title: Legal Manager
Witness address: Building No. 8, Eastern International, No. 1 Ciyunsi, Chaoyang District, Beijing, China 100025

Mr. Wang

SIGNED SEALED AND DELIVERED	)
AS A DEED by	)
MR. WANG YONGHONG	)	/s/ Wang Yonghong
in the presence of:	)

/s/ Yu Ting
Witness name: Yu Ting
Witness title: Legal Manager
Witness address: Building No. 8, Eastern International, No. 1 Ciyunsi, Chaoyang District, Beijing, China 100025